Exhibit 99.1
Axonics® Reports Preliminary Fourth Quarter and Fiscal Year 2021 Revenue

Quarterly revenue exceeds $50 million for the first time

IRVINE, Calif – January 6, 2022 – Axonics, Inc. (Nasdaq: AXNX), a global medical technology company that is developing and commercializing novel products for the treatment of bladder and bowel dysfunction, today reported preliminary unaudited net revenue for the three months and fiscal year ended December 31, 2021.

•4Q21 total company net revenue is expected to be in the range of $52.9 to $53.3 million, an increase of 53% compared to $34.8 million in the prior year period.
◦4Q21 sacral neuromodulation (SNM) net revenue is expected to be in the range of $44.2 to $44.4 million, an increase of 27% compared to $34.8 million in the prior year period.
◦4Q21 Bulkamid® net revenue is expected to be in the range of $8.7 to $8.9 million.
•Fiscal year 2021 total company net revenue is expected to be in the range of $180.1 to $180.5 million, an increase of 62% compared to $111.5 million in fiscal year 2020.
◦Fiscal year 2021 sacral neuromodulation net revenue is expected to be in the range of $157.4 to $157.6 million, an increase of 41% compared to $111.5 million in fiscal year 2020.
◦Fiscal year 2021 Bulkamid net revenue is expected to be in the range of $22.7 to $22.9 million. (1)
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(1) The acquisition of Bulkamid was completed on February 25, 2021. Reported revenue includes sales from February 26, 2021 onwards.

“We are very proud of this quarter and fiscal year's results considering the disruption Covid-19 has had on elective procedures in health care facilities in the U.S. and around the world,” said Raymond W. Cohen, chief executive officer of Axonics. “In 2021, in addition to strong commercial execution, Axonics made important progress on several strategic initiatives, including the successful acquisition and launch of Bulkamid in the U.S., significant growth of our commercial field team, expansion of our in-house manufacturing capabilities, and the FDA submission of our recharge-free SNM system.”

Cohen continued, “In 2022, we expect the introduction of our long-lived, recharge-free SNM system in the first half of 2022 to set a new standard for what is possible in this category. We are also eagerly looking forward to launching a national television direct-to-consumer advertising campaign as we continue to increase awareness for Axonics therapies to treat all forms of incontinence. We remain confident that our commitment to innovation, quality and providing physicians and patients strong support will continue to drive market expansion and advance Axonics on its path to market leadership.”

The preliminary results are unaudited and remain subject to adjustment. Axonics will report complete fourth quarter and fiscal year 2021 financial results and hold a corresponding conference call on February 24, 2022.

About Axonics
Based in Irvine, Calif., Axonics is a global medical technology company that is developing and commercializing novel products for adults with bladder and bowel dysfunction. Axonics recently ranked No. 1 on the 2021 Deloitte Technology Fast 500™, a ranking of the 500 fastest-growing technology, media, telecommunications, life sciences, fintech, and energy tech companies in North America.
The company’s rechargeable sacral neuromodulation (SNM) system provides patients suffering from overactive bladder and/or fecal incontinence with long-lived, easy to use, safe, clinically effective therapy. In addition, Axonics’ best-in-class urethral bulking agent, Bulkamid®, provides safe and durable symptom relief to women with stress urinary incontinence (SUI). Overactive bladder affects an estimated 87 million adults in the U.S. and Europe, with an additional 40 million adults estimated to suffer from fecal incontinence. SUI affects an estimated 20 million women in the U.S. alone. Axonics’ clinically proven products are offered at hundreds of medical centers across the U.S. and abroad. Reimbursement coverage is well established in the U.S. and is a covered service in most European countries. For more information, visit www.axonics.com.
Forward-Looking Statements
Statements made in this press release that relate to future plans, events, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Words such as “planned,” “expects,” “believes,” “anticipates,” “designed,” and similar words are intended to identify forward-looking statements. While these forward-looking statements are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in Axonics filings with the Securities and Exchange Commission, all of which are available online at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, Axonics undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Axonics contact:
Neil Bhalodkar
Investor Relations
949-336-5293
ir@axonics.com